Exhibit 23.2

Independent Auditors' Consent

The Board of Directors
Moog Inc.:

We consent to the incorporation by reference in the Registration Statements (Nos. 33-20069, 33-33958, 33-57131, 33-62968, and 333-85657) on Form S-8 of Moog Inc. of our report dated February 12, 2003 relating to the statement of net assets available for benefits of Moog Inc. Savings and Stock Ownership Plan as of September 30, 2002, and the related statement of changes in net assets available for benefits for the year then ended which report appears in this Form 11-K.

/s/ KPMG LLP

March 24, 2004
Buffalo,  New York